                                                                 Exhibit 10.64.3

                        CONFIDENTIAL TREATMENT REQUESTED.
 CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                      DELTABASE(TM) COLLABORATION AGREEMENT

        THIS DELTABASE(TM) COLLABORATION AGREEMENT (this "Agreement") is entered into as of September 19, 2001 (the "Effective Date"), by and between DELTAGEN, INC. ("Deltagen"), a Delaware corporation with a place of business at 740 Bay Road, Redwood City, CA 94063-2469, U.S.A., and LEXICON GENETICS INCORPORATED (together with its Affiliates, "Lexicon"), a Delaware corporation with a place of business at 4000 Research Forest Drive, The Woodlands, Texas 77381, U.S.A.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions set forth in this Agreement, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        1.1 "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, where "control" is defined as the ownership of [*] ([*]%) of the equity or beneficial ownership interests of such Person; provided, however, that where local laws require a minimum percentage of local ownership, the ownership of the maximum percentage of the equity or beneficial ownership interests of a Person that may, under such local laws, be owned or controlled by foreign interests shall be deemed to constitute "control" of such Person.

        1.2 "Confidential Information" shall mean, the content of this Agreement, and with respect to a party, all data and/or information of any kind whatsoever (including without limitation, data, databases, compilations, formulae, schemata, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, laboratory and research notebooks, memoranda and reports), which are disclosed by such party to the other party and are marked or identified as confidential at the time of disclosure to the other party. Notwithstanding the foregoing, the obligations of the parties with respect to Confidential Information set forth in Article 6 below shall not apply to data and/or information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such data and/or information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such data and/or information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and a right to disclose such data and/or information and without obligations of confidentiality or other restrictions as to use, (d) to have been otherwise known by the other party prior to disclosure of such data and/or information by the disclosing party to the other party, or (e) to have been independently developed by the employees or agents of the other party without access

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to or the use of any data, information and/or materials disclosed by the disclosing party to the other party.

        1.3 "Contract Party" shall mean a Third Party with whom Lexicon enters into a written agreement to perform work or services under Lexicon's rights or licenses under this Agreement, where (a) such work or services are solely for Lexicon's benefit; and (b) all right, title and interest to any intellectual property, materials, information or other work or service product resulting from such agreement is solely owned, as between Lexicon and such Third Party, by Lexicon.

        1.4 "Corporate Partner" shall mean any Third Party that enters into an agreement with Lexicon or its Affiliates involving the grant to such Third Party of rights for the research, development or commercialization of a Product; provided that a Third Party may be a Corporate Partner only if, under the terms of such grant of rights, both Lexicon and such Third Party hold a significant financial interest (e.g., in the form of rights to royalties on Product sales, co-promotion, co-marketing or profit-sharing rights, or other arrangements of a similar nature) in the benefits of commercialization of any such Product.

        1.5 "Data Set" shall mean the collective group of Phenotype Sets designated by Deltagen for inclusion in DeltaBase and delivered to Lexicon hereunder in a given quarterly delivery of DeltaBase Information under Section
3.2.1 below.

        1.6 "DeltaBase" shall mean Deltagen's functional genomics database and software consisting of the DeltaBase Information and DeltaBase Functionality.

        1.7 "DeltaBase Access Plan" shall mean the plan mutually agreed to by the parties hereto, substantially in the form of Exhibit A, which establishes mechanisms for Lexicon to document access to the DeltaBase and ensure compliance with the requirements of this Agreement and the parameters of such access.

        1.8 "DeltaBase Functionality" shall mean the DeltaBase software and documentation provided to Lexicon hereunder; provided, however, that the DeltaBase Functionality shall exclude all Third Party hardware and software, including the Third Party hardware and software listed on Exhibit B.

        1.9 "DeltaBase Information" shall mean the information included within DeltaBase, including, without limitation the following: [*] and related data and/or information, generated or developed by or on behalf of Deltagen from or relating to Knockout [*] and entered into one or more databases and [*] or as to which Deltagen has rights or licenses, to be provided under a subscription to DeltaBase on a nonexclusive basis to DeltaBase subscribers generally (including Lexicon).

        1.10 "Deltagen Patent Rights" shall mean (a) patents and/or patent applications owned by or licensed (with the right to grant (sub)licenses) to Deltagen, as of the Effective Date or during the term of this Agreement, which comprise (i) with respect to a Product, any claims covering making, having made, using, selling, offering for sale, importing or otherwise commercializing any Product, or (ii) with respect to a Target Gene, any claim covering (A) a

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

nucleic acid molecule, polynucleotide, oligonucleotide or nucleotide sequence comprising the sequence of a Target Gene (or its human ortholog) or Mutated Gene or any derivative thereof, (B) a protein, polypeptide or amino acid sequence comprising an expression product of a Target Gene (or its human ortholog) or Mutated Gene, or portion or fragment thereof, (C) a [*], (D) an [*] containing such [*], or (E) uses of any of the foregoing; and (b) any divisions, continuations, re-issues, re-examinations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in subsection (a) above; provided that Deltagen Patent Rights shall exclude the Excluded Patent Rights.

        1.11 "Deltagen Proprietary Information" shall mean DeltaBase Information that is confidential or proprietary to Deltagen; provided, however, that Deltagen Proprietary Information shall exclude any data or information that
(a) was publicly known prior to disclosure of such data and/or information by Deltagen to Lexicon, (b) was otherwise known by Lexicon prior to disclosure of such data and/or information by Deltagen to Lexicon, or (c) is independently generated or developed by employees or agents of Lexicon without access to or use of DeltaBase Information, unless such independently developed data or information or the generation, development or use thereof would, absent the rights and licenses granted under this Agreement, infringe any of the Deltagen Patent Rights.

        1.12 "Derivative Work" shall mean any and all modifications, improvements, enhancements, translations, abridgments and the like to DeltaBase, and includes, without limitation, (a) for copyrightable or copyrighted material, any modification, translation including translation into other computer languages, port, abridgment, condensation, expansion, correction, addition, extension, adaptation, extraction, or other form in which such material may be recast, transformed, or adapted which if prepared without a license to do so would result in copyright infringement; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret laws.

        1.13 "derived from" shall mean obtained, developed, created, tested, identified, discovered, synthesized, designed, resulting from, based upon or otherwise generated through (whether directly or indirectly, or in whole or in part) material use of, and anything so derived from such material use shall be referred to herein, in the singular, as a "derivative" or, collectively, as "derivatives."

        1.14 "Diagnostic Product" shall mean any product, other than a database, developed or generated by, with or on behalf of Lexicon that (a) is for use in (i) the diagnosis and monitoring (but in no event the methods of prevention or treatment) of any disease, state or condition in humans (including the diagnosis of disease susceptibility), (ii) the selection of a method of prevention of treatment of any disease, state or condition in humans, and/or
(iii) the determination of genetic traits in humans, and (b) is derived from the use by Lexicon of, or makes any use of, any (i) Knockout Mice Materials delivered to Lexicon by Deltagen under this Agreement (or any tissues, cells, materials, information, data or progeny derived therefrom), (ii) Deltagen Proprietary Information, or (iii) Deltagen Patent Rights.

        1.15    "Effective Date" shall mean the date first set forth above.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        1.16 "ES Cell Line" shall mean, with respect to a Target Gene, the embryonic stem cell line used to produce a line of Knockout Mice containing within their genome the corresponding Mutated Gene.

        1.17 "Excluded Patent Rights" shall mean (a) the patents and/or patent applications owned by, or licensed to Deltagen claiming (i) [*] or (ii) any product, formulation or composition, [*] except to the extent such claims are derived solely from the Target Gene or Mutated Gene and/or DeltaBase Information with respect thereto; and (b) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in subsection (a) above.

        1.18 "First Commercial Sale" shall mean the first sale for use or consumption by the general public of a Product in a country after all required marketing and pricing or pricing reimbursement approvals to be granted by the governing health authority of such country have been obtained. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Product for use in clinical trials or for compassionate use prior to the applicable Health Registration Approval.

        1.19    "FDA" shall mean the US Food & Drug Administration.

        1.20    "Frozen Sperm" shall have the meaning set forth in Section
5.1.2.

        1.21 "Health Registration Approval" shall mean, with respect to a Product in any country, approval for marketing and sale of that Product by the requisite governmental or regulatory authority in or for such country (e.g., approval of a New Drug Application with respect to a Product by the FDA).

        1.22 "Initial Subscription Term" shall mean the period commencing on the Effective Date and ending on the fourth (4th) anniversary thereof.

        1.23 "Knockout Mice" or "Knockout Mouse" shall mean, with respect to a [*], mice or a mouse containing within [*].

        1.24 "Knockout Mice Materials" shall mean, Knockout Mice, ES Cell Lines and Frozen Sperm, or any of the foregoing.

        1.25 "Knockout Mice Material Access Term" shall mean, with respect to Lexicon's right to obtain (and Deltagen's obligation to supply to Lexicon) Knockout Mice Materials with respect to each Phenotype Set delivered to Lexicon hereunder, the period commencing on the date on which Lexicon first receives such Phenotype Set and ending on the later of (a) the expiration or earlier termination of the Subscription Term or (b) the first [*] anniversary of the date of Lexicon's receipt of such Phenotype Set.

        1.26 "Major Market Country" shall mean any of the following countries: [*].

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        1.27 "Mutated Gene" shall mean a [*] chosen or targeted by Deltagen and used by Deltagen in the generation of any Knockout Mice Materials.

        1.28 "Net Sales" shall mean, with respect to a Product, the gross amount invoiced by Lexicon, its Affiliates or licensee(s) for sales of such Product to Third Parties, less (but only if and to the extent normal and customary and actually paid, taken, imposed or allowed and not reimbursed by any Third Party):

                (a)     trade, quantity and cash discounts actually allowed;

                (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, billing errors and any other allowances (including, without limitation, government-mandated and managed health care-negotiated rebates) actually granted which effectively reduce the net selling price;

                (c)     product returns credits and allowances actually granted;

                (d) any tax imposed on the production, sale, delivery or use of the product (excluding federal, state or local taxes based on income);

                (e) freight, postage, shipping, customs duties, excises, tariffs, surcharges, other governmental charges (excluding federal, state or local taxes based on income) and insurance charges actually allowed or paid for delivery of Products;

                (f) payments or rebates paid with respect to such Product in connection with state or federal Medicare, Medicaid or similar programs in the United States or in connection with similar programs in other countries in which there are sales; and

                (g)     adjustments for bad debts.

Such amounts shall be determined from the books and records of Lexicon, its Affiliates or licensee(s), as the case may be, maintained in accordance with the generally accepted accounting principles, consistently applied.

        In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales of the Combination Product by the fraction, A/A+B where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other active compounds or ingredients in the Combination Product sold separately in finished form.

        In the event that the average sale price of the Product can be determined but the average sale price of the other active compounds or ingredients cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the selling party's average sales price of the Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Product. If the average sale price of the other active

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

compounds or ingredients can be determined but the average price of the Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by multiplying the Net Sales of the Combination Product by the following formula: one minus C/C+D where C is the average selling price of the other product(s) and D is the difference between the average selling price of the Combination Product and the average selling price of the other active compounds or ingredients.

        In the event that the average sales price of both the Product and the other active compounds or ingredients in the Combination Product cannot be determined, the Net Sales of the Product shall be negotiated in good faith by the parties.

        The Net Sales price for a Combination Product in a given country will be calculated once each calendar year and such price will be used during all applicable royalty reporting periods for the entire calendar year for such country, absent extraordinary conditions or events. When determining the average sale price of a Product or the other active compounds or ingredients in the Combination Product, the average sale price will be calculated using data arising from the twelve (12) months preceding the calculation of the Net Sales price for the Combination Product. As used above, the term "Combination Product" means any Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

        Free samples, in reasonable and customary amounts, of Product and the disposition of Product for, or the use of Product in, pre-clinical or clinical (Phase 1 - 3) trials or other market-focused (Phase 4) trials in which Product is provided to patients without any payment shall not result in any Net Sales.

        1.29 "Person" shall mean an individual, corporation, partnership, limited liability company, trust; business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        1.30 "Phenotype Set" shall mean, with respect to a distinct [*] and entered into one or more databases comprising DeltaBase. During the applicable Knockout Mice Material Access Term, [*].

        1.31 "Primary Site" shall mean the site that is Lexicon's principal place of business, which as of the Effective Date is located at 4000 Research Forest Drive, The Woodlands, Texas 77381, or such other site in the event that Lexicon changes its current principal place of business.

        1.32 "Product(s) " shall mean, collectively, [*]. Notwithstanding anything to the contrary in this Agreement, [*] shall not be considered Products.

        1.33 "Royalty Term" shall mean, with respect to any Product in any country, the period commencing with the First Commercial Sale of such Product in such country, and ending on the later of (a) the last to expire Valid Claim that would, absent the rights and licenses granted under this Agreement, be infringed by making, having made, using, selling, offering for sale, importing or otherwise commercializing such Product in such country or (b) [*] years following the First Commercial Sale of such Product in such country.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        1.34 "Subscription Term" shall mean the Initial Subscription Term, and any extensions under Section 3.5.2.

        1.35 "Target Gene" shall mean a gene or sequence that is described, referenced or otherwise included in the DeltaBase Information by Deltagen and that is delivered to Lexicon hereunder.

        1.36 "Therapeutic Product" shall mean any product developed or generated by, with or on behalf of Lexicon which (a) is comprised of or includes one or more active ingredient(s), (b) [*], and (c) is derived from the use by Lexicon of, or which makes any use of, any (i) Knockout Mice Materials delivered to Lexicon by Deltagen under this Agreement (or any tissues, cells, materials or progeny derived therefrom); (ii) Deltagen Proprietary Information; or (iii) Deltagen Patent Rights.

        1.37 "Third Party" shall mean any Person other than Deltagen, Lexicon and their respective Affiliates.

        1.38    "Valid Claim" shall mean any claim of any particular patent that
(a) is part of the Deltagen Patent Rights; and (b) is issued or granted by the United States Patent and Trademark Office (or, in the case of a patent that would, absent the rights and licenses granted under this Agreement, be infringed by making, having made, using, selling, offering for sale, importing or otherwise commercializing a Product, by the patent granting authority for such country); and (c) has not been finally declared unpatentable or invalid at the completion of post-grant opposition proceedings including any appeal therefrom; and (d) is unexpired and has not been held unenforceable, unpatentable or invalid by a court or other governmental body having legal competency to hear the matter and proper jurisdiction and venue in a decision that is unappealable, or unappealed within the time allowed for appeal; and (e) has not been rendered unenforceable through disclaimer or otherwise or been lost through an interference proceeding.

        1.39    "Valid Reach-Through Claim" shall mean:

                (a) with respect to a [*], (i) a Valid Claim that would, absent the rights and licenses granted under this Agreement, be infringed by [*] or (ii), where the Product (A) interacts with the human [*], (B) affects a [*] associated with such [*], and (C) was derived from (I) [*] delivered to Lexicon by Deltagen under this Agreement (or any [*] derived therefrom) and/or (II) Deltagen Proprietary Information, a [*] are specifically disclosed; and

                (b) with respect to a [*], (i) a Valid Claim that would, absent the rights and licenses granted under this Agreement, be infringed [*] or (ii), where the Product (A) interacts with the [*], (B) measures a [*] associated with such [*], and (C) was derived from (I) [*] delivered to Lexicon by Deltagen under this Agreement (or any [*] and/or (II) Deltagen Proprietary Information, a [*] to such [*] are specifically disclosed.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    ARTICLE 2
                REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

        2.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

                2.1.1 Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

                2.1.2   Authorization and Enforcement of Obligations. Such party
        (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

                2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with its execution of this Agreement have been obtained.

                2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

        2.2 Deltagen Representation, Warranty, and Covenant. Deltagen hereby represents and warrants to Lexicon that:

                2.2.1 Ownership. As of the Effective Date, Deltagen is the owner or licensee of the Deltagen Patent Rights and, to Deltagen's best knowledge, has the right to grant the licenses thereunder contemplated hereby.

                2.2.2 Functionality. When operated with the recommended Third Patty hardware and software listed on Exhibit B, the DeltaBase Functionality shall perform substantially in accordance with the product documentation provided by Deltagen therewith and to its best knowledge shall be free from material defects.

                2.2.3 Year 2000. When operated with the recommended Third Party hardware and software listed on Exhibit B, the DeltaBase Functionality will not produce errors in processing date and/or time data in connection with the year 2000 change, will successfully and correctly transition and, with respect to the correct system date, will remain operational and properly functioning into and beyond the year 2000, and will accurately and correctly process any and all date and/or time data from, into and between the twentieth and twenty-first centuries, when the DeltaBase Functionality is used with accurate date and/or time data in accordance with its documentation, provided that all

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        other products used with the DeltaBase Functionality properly exchange date and/or time data with the DeltaBase Functionality.

                2.2.4 Conformity to DeltaBase Deliverables. The DeltaBase Information and the Phenotype Sets shall conform to the DeltaBase Deliverables set out in Exhibit D, and shall accurately represent the results of the tests performed by Deltagen to generate and develop the data and information contained therein.

                2.2.5 "Viruses," et al. To Deltagen's best knowledge, at the time of delivery, the DeltaBase Functionality shall not include any so-called "computer virus," "worm," or "Trojan horse" or other similar malicious computer code.

        2.3 Breaches. In the event of the breach of any representation or warranty by Deltagen under Section 2.2, Lexicon shall provide prompt written notice thereof to Deltagen describing in reasonably specific detail the nature of the alleged breach. With respect to each breach, unless the existence of a breach is in dispute, Deltagen shall, within thirty (30) days after its receipt of such notice, (a) in the case where such breach is the result of or relates to Knockout Mice Materials, mutually agree with Lexicon upon a plan of remediation, or (b) in all other cases, use reasonable commercial efforts to promptly remedy any such breach.

        2.4 Notice. Deltagen shall notify Lexicon of any notice of infringement, claims, judgments or settlements against or owed by Deltagen, or any pending claims or litigation, known to Deltagen, relating to the applicable Deltagen Patent Rights which Deltagen believes will materially and adversely affect the rights and licenses granted Lexicon hereunder, subject to any obligations of confidentiality.

        2.5 Knowledge Qualifier. For purposes of this Agreement, the terms "to Deltagen's best knowledge" and "known to Deltagen" (or phrases to similar effect) shall mean, in each case, the knowledge of employees of Deltagen having made such investigation with respect to such subject matter as any reasonably diligent company would perform in the normal course of its own business operations.

        2.6     DISCLAIMER OF WARRANTIES.

                2.6.1 DELTAGEN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHENOTYPIC OUTCOME OR OTHER RESULTS OF THE PRESENCE OR ABSENCE OF A MUTATED GENE.

                2.6.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 2, DELTAGEN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE MUTATED GENES, TARGET GENES, DELTABASE, KNOCK-OUT MICE MATERIALS OR DELTAGEN PATENT RIGHTS OR WITH RESPECT TO ANY DERIVATIVES OF ANY OF THE FOREGOING, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                2.6.3 WITHOUT LIMITING THE FOREGOING, DELTAGEN MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING THE AVAILABILITY OF, OR ACCESS TO, DELTABASE, OR IF ACCESS IS ESTABLISHED, THAT IT WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR-FREE; NOR DOES DELTAGEN, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.2, MAKE ANY REPRESENTATION OR WARRANTY CONCERNING THE ACCURACY OR RELIABILITY OF ANY DELTABASE INFORMATION OR OTHER CONTENT CONTAINED IN OR OBTAINED THROUGH THE WEBSITE ACCESS AND DELTAGEN HEREBY EXPRESSLY DISCLAIMS ANY LIABILITY WITH RESPECT THERETO.

        2.7 Third Party Licenses. Without limiting the generality of the foregoing set forth in Section 2.6, Lexicon shall be required to obtain the hardware and software set forth on Exhibit B in order to use the DeltaBase in accordance with this Agreement.

        2.8 Governmental Consents and Approvals. Each party shall be responsible, at its own expense, for complying with all applicable laws and obtaining all applicable governmental and regulatory approvals, consents, permits and licenses to perform its duties and responsibilities under this Agreement. In particular: (a) Deltagen shall perform its obligations in conformance with (i) the DeltaBase Deliverables, (ii) generally accepted industry standards for non-clinical research and laboratory animal care and welfare as reasonably implemented by Deltagen in its facilities and operations, and (iii) if and to the extent applicable, all other local, state and federal laws, rules, regulations, and ordinances including, but not limited to, the federal Food, Drug and Cosmetic Act (21 U.S.C. 301 et seq.); FDA regulations including, but not limited to, Good Laboratory Practices (21 C.F.R. Part 58) and Good Manufacturing Practices (21 C.F.R. Parts 210 and 211); and the federal Animal Welfare Act (7 U.S.C. 2131 et seq.), and the regulations of the United States Department of Agriculture; and (b) Lexicon shall be responsible for complying with all such laws (including all other applicable local, state and federal laws, rules, regulations, and ordinances) and for obtaining all such governmental and regulatory approvals, consents, permits and licenses that may be required in connection with Lexicon's access to, and the receipt, storage, handling, disposal and/or use of any Knockout Mice Materials (and/or any tissues, cells, materials or progeny derived from any of the foregoing) in accordance with this Agreement. The parties will consult and cooperate each other with respect to their respective compliance with this Section 2.8.

                                    ARTICLE 3
                                DELTABASE ACCESS

        3.1     Access to the DeltaBase.

                3.1.1 Access. Subject to the terms and conditions of this Agreement, during the Subscription Term (and thereafter with respect to Phenotype Sets delivered to Lexicon during the Subscription Term), Deltagen shall provide Lexicon with on-line access in accordance with Exhibit A to the DeltaBase and the Phenotype Sets contained in DeltaBase via a secure sockets layer ("SSL") internet website. In the event that, on or after six months following the Effective Date, Lexicon requests an alternative form of access (e.g., on-site installation of DeltaBase on terms substantially equivalent to those

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        made available to other DeltaBase subscribers), Deltagen shall consider such request in good faith, taking into account the reasonable interests of Lexicon and Deltagen.

                3.1.2 Support. During the Subscription Term, Deltagen shall provide Lexicon with DeltaBase usage support at the Primary Site at Deltagen's then current rates for support, which rates shall not be greater than those rates that Deltagen generally makes available to its DeltaBase subscribers for comparable services. Deltagen shall provide such support in accordance with the Support and Training Plan attached as Exhibit C. Lexicon shall be solely responsible at its sole cost for, and shall, obtain the recommended Third Party hardware and software listed on Exhibit B. Lexicon shall appoint one (1) Lexicon employee who shall be both (a) the primary person to contact Deltagen, and (b) the primary contact for Deltagen, for all communications regarding the support of the DeltaBase at the Primary Site. Lexicon shall notify Deltagen in writing promptly upon such appointment and thereafter upon any changes in such appointments.

                3.1.3 Access Restrictions. Lexicon shall use its best commercially reasonable efforts to maintain password controls, firewalls and other network security measures utilizing technology and procedures adequate to prevent Third Party or other unauthorized access and to limit access to DeltaBase to authorized employees of Lexicon, consistent with, and subject to, the terms and conditions of this Agreement.

                3.1.4 Training. Deltagen shall provide Lexicon [*] days of on-site training at the Primary Site by [*] Deltagen employees regarding the use of the DeltaBase. Upon request by Lexicon, Deltagen shall provide Lexicon with such additional training services in such manner and at such rates as shall be mutually agreed between the parties, which shall in any event be no greater than the rates Deltagen generally makes available to its subscribers for comparable services.

        3.2     DeltaBase Information and Subscription Extension Fee.

                3.2.1 Delivery of Phenotype Sets. During the Subscription Term, Deltagen shall deliver to Lexicon on a [*] basis, Data Sets as part of the DeltaBase Information. Within ten (10) days of provision of on-line access under Section 3.1.1, Deltagen shall deliver to Lexicon all Phenotype Sets (a total of [*] Phenotype Sets) previously made available to other DeltaBase subscribers as of the Effective Date. Thereafter, the Data Sets shall be delivered to Lexicon on a quarterly basis in each year during the Subscription Term and shall include an average of [*] distinct Phenotype Sets per year delivered at the average rate of [*] or [*] Phenotype Sets per quarter, as and when such Data Sets are provided or made available to other DeltaBase subscribers. Deltagen shall deliver to Lexicon all Phenotype Sets included in DeltaBase and made available to other DeltaBase subscribers during the Subscription Term, and shall deliver to Lexicon each such Phenotype Set (other than the [*] Phenotype Sets previously made available to other DeltaBase subscribers as of the Effective Date) no later than the time such Phenotype Set is first provided or made available to any other DeltaBase subscriber. For the avoidance of doubt, Deltagen shall deliver to Lexicon [*] Phenotype Sets during the Initial Subscription Term.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                3.2.2 Inspection and Remedies of Delivered Phenotype Sets. For [*] days after it receives any Data Set, Lexicon may examine the contents of such Data Set to determine whether it satisfies the content criteria described in Exhibit D. If it determines that such content criteria are not satisfied by the Data Set, Lexicon may, before the end of such [*] day period, notify Deltagen in writing of such determination, setting forth the deficiencies with respect to such Data Set, and Deltagen shall use its commercially reasonable efforts to remedy such deficiencies within [*] days of its receipt of such notice. In the absence of such timely notice by Lexicon, such Data Set shall be conclusively presumed to comply with the content criteria.

                3.2.3 Supplemental DeltaBase Information. During the Knockout Mice Material Access Term for each Phenotype Set, Deltagen shall additionally provide to Lexicon all updates or supplements to the DeltaBase Information with respect to Phenotype Sets previously delivered to Lexicon hereunder that are intended by Deltagen for inclusion in DeltaBase and provided under a subscription to DeltaBase on a nonexclusive basis to all DeltaBase subscribers generally (including Lexicon). Deltagen, at its sole discretion, also may from time to time release on a nonexclusive basis to its DeltaBase subscribers (including Lexicon), as part of the general DeltaBase subscription, such other updates of the DeltaBase Information as Deltagen elects to release. Notwithstanding the foregoing and for the avoidance of doubt, such updates and supplements shall not include information or data generated or developed by or on behalf of Deltagen that is (i) for its or its Affiliates' use, (ii) for use on an exclusive basis by one or more specific Third Parties, or (iii) not intended by Deltagen for inclusion in DeltaBase.

                3.2.4 Proposed Target Genes. During the Subscription Term, Lexicon may, from time to time, notify Deltagen of certain target genes (the "Proposed Target Genes") from which Lexicon would like Deltagen to generate Knockout Mice Materials and corresponding Data Sets for inclusion as part of the Phenotype Sets and the Knockout Mice Materials provided by Deltagen to its DeltaBase subscribers, including Lexicon. Deltagen shall use commercially reasonable efforts (to the same extent that Deltagen generally employs for its DeltaBase Target Genes) to generate Knockout Mice Materials and corresponding Data Sets from the Proposed Target Genes nominated by Lexicon, as set forth above in this
        Section 3.2; provided that, Deltagen shall not be required to make such efforts for more than [*] Proposed Target Genes in any twelve (12) month period during the Initial Subscription Term; or for more than [*] Proposed Target Genes during the Initial Subscription Term.

        3.3 DeltaBase Access Plan. Lexicon shall comply with the DeltaBase Access Plan at all times during and after the term of this Agreement.

        3.4     Ownership and Use of DeltaBase.

                3.4.1 Ownership. Notwithstanding anything to the contrary herein, as between Deltagen and Lexicon, Deltagen shall retain all right, title and interest in and to the DeltaBase, including without limitation, the DeltaBase Information and all worldwide intellectual property rights therein and thereto.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                3.4.2   Permitted Use.

                        3.4.2.1 Subject to the terms and conditions of this
                Agreement (including without limitation prompt payment of all payments due hereunder), Lexicon may (a) use (i) the DeltaBase Information solely to conduct internal research (including research conducted by Contract Parties and/or in collaboration with Corporate Partners, to the extent expressly permitted herein), and (ii) the DeltaBase Functionality solely to search and access the DeltaBase Information, in each case for the sole benefit of Lexicon (and for the benefit of its Corporate Partners, to the extent expressly permitted herein), and (b) commercially exploit the results of such internal research in such manner as Lexicon considers appropriate.

                        3.4.2.2 Lexicon shall not disclose, broker, license or
                otherwise grant rights in or to, or disclose, sell, assign, or transfer the Knockout Mice Materials or their progeny, DeltaBase or any portion thereof or any interest therein or thereto, to any Third Party. Lexicon shall not authorize and shall use its best commercially reasonable efforts to prevent any unauthorized access, copying, alteration or use of the DeltaBase or any portion thereof.

                        3.4.2.3 Lexicon shall not, in part or in whole, reverse
                engineer, decompile, reproduce, publicly display, adapt, modify, prepare Derivative Works based upon, or distribute copies (in whatever form, whether tangible or intangible, by any means whatsoever whether now known or hereafter invented) of the DeltaBase for any purpose except as set out in this Section
                3.4.2.3 or as permitted in Section 6.4. Lexicon shall have the right to export specific data or information from the DeltaBase Information to the extent reasonably necessary to exercise its rights under this Agreement and for purposes of conducting pre-clinical and/or clinical studies and trials and inclusion in pertinent files and reports (collectively, "Reports"), and to thereby prepare a particular species of limited Derivative Works of the DeltaBase Information, solely for its own internal research purposes (and, to the extent expressly permitted herein, those of its Corporate Partners) and solely for the purposes of system integration and/or to facilitate data analysis and relational analysis; provided that, such Reports and Derivative Works are not merely copies or extracts or summaries of DeltaBase Information, and provided further, that such Reports and Derivative Works do not include any text or other information included in the DeltaBase Information (or summaries or extracts therefrom), other than de minimis portions as may be reasonable and customary at Lexicon and in the industry to include or reference in connection with research and development activities, as established through reasonable evidence. Deltagen shall have no obligation to support any such Derivative Works. Notwithstanding anything to the contrary in this Agreement, the right of Lexicon to prepare Derivative Works under this Section 3.4.2.3 shall not diminish or otherwise impair Deltagen's right, title and interest in and to DeltaBase. Lexicon shall own any such Derivative Works, subject to Deltagen's ownership of and prior rights in the DeltaBase Information included or incorporated therein or on which such

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                Derivative Work is based. In no event, however, shall this
                Section 3.4.2.3 be interpreted to allow disclosures, sales, licenses or other transfers of such Derivative Works to Third Parties (other than such disclosures or licenses to Contract Parties and/or Corporate Partners as are expressly permitted hereunder), or any compilation of databases or products that include any DeltaBase Proprietary Information, for sale, licensing or other commercialization. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, Lexicon shall not have the right (a) to use as part, or to incorporate into, the LexVision database that it makes available for subscription to Third Parties, (b) to use as part of, or to incorporate into, any products or databases for sale, licensing or other commercialization, or (c) to disclose, sell, license or otherwise transfer to a Third Party (other than such disclosures or licenses to Contract Parties and/or Corporate Partners as are expressly permitted hereunder), (i) any data, information or other results, materials, progeny derived from Lexicon's use or analysis of any Knockout Mice Materials (or any tissues, cells, materials or progeny derived therefrom), and/or
                (ii) Deltagen Proprietary Information. Notwithstanding anything to the contrary in this Agreement, Lexicon shall not have the right to use DeltaBase, the Knockout Mice Materials or any derivatives thereof for the purpose of marketing or commercializing the LexVision database that it makes available for subscription to Third Parties, or any similar data, information, knockout mice or ES cell line product.

                3.4.3 Records on Use of DeltaBase. Lexicon shall keep and maintain records (in such reasonable form as Lexicon shall determine) of Lexicon's access to and use of the DeltaBase Information and Knockout Mice Materials during and after the term of this Agreement. Lexicon shall at least maintain such records for a period commencing on Lexicon's initial access to, or use of, any of the foregoing and ending [*] years after Lexicon ceases to have access to, or to use, any of the foregoing. Such records shall be in sufficient detail and in a format to enable Deltagen to monitor compliance with the terms and conditions of this Agreement, including without limitation, the DeltaBase Access Plan. Upon Deltagen's reasonable request not more than once in each calendar year, Lexicon shall permit an independent third party auditor designated by Deltagen and reasonably acceptable to Lexicon (at Deltagen's cost) to have access during ordinary business hours to such records as may be reasonably necessary to verify compliance with the terms and conditions of this Agreement regarding use of the DeltaBase for any year not more than [*] months prior to the date of such request. Lexicon shall be given not less than [*] days prior advance notice of any request for access. Such auditor shall be bound by obligations of confidentiality no less restrictive than those contained in this Agreement and shall disclose to Deltagen only whether Lexicon is in compliance with the applicable terms and conditions of this Agreement. If such audit reveals that Lexicon is in material non-compliance with this Agreement, Lexicon shall pay or reimburse the costs of and fees for such audit.

                3.4.4 Unauthorized Disclosure or Use. Lexicon shall notify Deltagen immediately in the event of any actual or suspected unauthorized access to, or disclosure, use, loss, or theft of, the DeltaBase or any part thereof, and shall take all steps reasonably

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        requested by Deltagen to investigate and terminate any of the foregoing. Notwithstanding this obligation, subject to the terms and conditions of this Agreement, Deltagen confirms that Lexicon shall have the right to use the DeltaBase solely for Lexicon's internal use by authorized personnel of Lexicon in secure work facilities in accordance with the terms and conditions of this Agreement and the DeltaBase Access Plan set out in Exhibit A. Lexicon shall have no access to or right to use the DeltaBase except under the terms and conditions of this Agreement.

                3.4.5 Records and Reports. Lexicon shall keep and maintain complete and accurate records of its activities conducted under this Agreement and the results thereof sufficient to permit Deltagen to confirm the accuracy of Lexicon's payment obligations under this Agreement.

        3.5     Subscription Term and Fees.

                3.5.1 Initial Subscription Term. No subscription fees shall be payable by Lexicon for the Initial Subscription Term.

                3.5.2 Renewal Terms; Subscription Extension Fee. To the extent that Deltagen continues to make DeltaBase available as a commercial product to subscribers in the general course of Deltagen's business, Lexicon may extend the Initial Subscription Term for successive periods each of [*] year (each a "Renewal Term") by sending written notice to Deltagen no later than [*] months after the expiration of the Initial Subscription Term, or, if applicable, any Renewal Term, and paying to Deltagen a subscription fee of [*] dollars ($[*]) per each such Renewal Term within (or prior to) such [*] month period by wire transfer in immediately available funds to an account designated by Deltagen.

                                    ARTICLE 4
                               RIGHTS AND LICENSES

        4.1 Rights and Licenses Granted. Subject to the terms and conditions of this Agreement, Deltagen hereby grants to Lexicon (a) the non-exclusive right to access and use the DeltaBase, Deltagen Proprietary Information and Knockout Mice Materials, solely for internal research use (including use by Contract Parties on Lexicon's behalf) for the purposes contemplated hereby (including, without limitation, research directed toward the discovery, development and commercialization of Products) during the Subscription Term and thereafter with respect to Lexicon's access to the Phenotype Sets delivered under Section 3.2.1 of this Agreement, and (b) a non-exclusive world-wide license under Deltagen Patent Rights to discover, develop, make, have made, use, offer for sale, sell and import Products. The rights and licenses granted to Lexicon under this
Section 4.1 shall not include the right to grant sublicenses (except as expressly permitted under Section 4.2) and are non-transferable (except as may be expressly permitted pursuant to Section 9.3).

        4.2 Limited Sublicense Rights. Subject to the terms and conditions of this Agreement, Lexicon shall have (a) the non-exclusive right to use the DeltaBase, Deltagen Proprietary Information and Knockout Mice Materials in research conducted by Lexicon and/or Contract Parties with or for the benefit of Corporate Partners (including, without limitation,

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

research directed toward the discovery, development and commercialization of Products), and (b) the right to grant to Corporate Partners non-exclusive world-wide sublicenses under Deltagen Patent Rights to discover, develop, make, have made, use, offer for sale, sell and import Products discovered by Lexicon, either alone or in collaboration with such Corporate Partners; provided that (w) Lexicon shall not transfer any Knockout Mice Materials to any Corporate Partner,
(x) Lexicon shall not provide any Corporate Partner with access to DeltaBase or any portion thereof (provided that Lexicon may disclose to a Corporate Partner Derivative Works directly related to a Product for which Lexicon has granted rights to such Corporate Partner and/or the Target Gene from which such Product was derived, for purposes of conducting pre-clinical and/or clinical studies and trials relating to Products and inclusion in Reports), (y) any such sublicense shall be restricted to the Deltagen Patent Rights directly related to a Product for which Lexicon has granted rights to such Corporate Partner and/or the Target Gene from which such Product was derived, and (z) such Corporate Partner shall expressly assume all applicable milestone payment and royalty obligations (without duplication of payments made by Lexicon) relating to any Product for which Lexicon has granted commercialization rights to such Corporate Partner.

        4.3     Milestone Payments and Royalties.

                4.3.1 Milestone Payments for Therapeutic Products. During and after the term of this Agreement, if and when any Therapeutic Product(s) with respect to which there is a Valid Reach-Through Claim meet(s) the milestones set forth below in this Section 4.3.1, Lexicon shall pay to Deltagen the corresponding milestone payment, in each case within [*] days after the milestone is reached for such Therapeutic Product:

                        (a) [*] dollars ($[*]) upon Lexicon's completion of Phase II clinical trials in the United States (or equivalent study in any Major Market Country);

                        (b) [*] dollars ($[*]) upon Lexicon's completion of Phase III clinical trials in the United States (or equivalent study in any Major Market Country); and

                        (c) [*] dollars ($[*]) upon Lexicon's obtaining of the first Health Registration Approval in a Major Market Country.

                4.3.2 Royalties for Therapeutic Products. During the applicable Royalty Term, Lexicon shall pay to Deltagen royalties on annual Net Sales of each Therapeutic Product with respect to which there is a Valid Reach-Through Claim, as follows:

                        (a) [*] percent ([*]%) of annual Net Sales of such Therapeutic Product up to [*] dollars ($[*]);

                        (b) [*] percent ([*]%) of annual Net Sales of such Therapeutic Product in excess of [*] dollars ($[*]) up to [*] dollars ($[*]); and

                        (c) [*] percent ([*]%) of annual Net Sales of such Therapeutic Product in excess of [*] dollars ($[*]).

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        For purposes of the foregoing, (i) annual Net Sales of a Therapeutic Product shall be calculated on a calendar year basis; (ii) the applicable Royalty Term shall be determined on a country-by-country basis; (iii) the amount of annual Net Sales of such Therapeutic Product for any country shall be the Net Sales in such country during such calendar year or, if shorter, during the portion of such calendar year that falls within the applicable Royalty Term; and (iv) the amount of annual Net Sales referenced in subsections (a) through (c) above shall be the aggregate annual Net Sales in all countries determined as provided in the preceding clauses (i) through (iii).

                4.3.3 Milestones and Royalties for Diagnostic Products. For each Diagnostic Product with respect to which there is a Valid Reach-Through Claim, Lexicon shall pay to Deltagen a milestone payment of [*] dollars ($[*]) upon obtaining the first marketing approval from any regulatory authority in a Major Market Country and a royalty of one and [*] percent ([*]%) on the Net Sales of such Diagnostic Product during the applicable Royalty Term.

                4.3.4 Royalty Stacking. Lexicon shall be entitled to deduct, from the quarterly royalty payments made by it in respect of Net Sales of a given Product in a given country in accordance with Section 4.3.2 or 4.3.3, up to [*] percent ([*]%) of any payments made to a Third Party to license patents covering such Third Party's technology if, in the absence of such license, (a) the licensed use by Lexicon of the specific technology licensed by Deltagen under Section 4.1 relating to Deltagen Proprietary Information or Knockout Mice Materials from which a Product was derived, (b) the human ortholog of the Target Gene (or an expression product or portion or fragment of such human ortholog) with which such Product interacts, or (c) making, having made, using, selling, offering for sale, importing or otherwise commercializing such Product, would or is likely to, in the reasonable judgment of Lexicon, infringe such patents; provided, however, that in no event shall a deduction under this Section 4.3.4 reduce any quarterly royalty payment made by Lexicon in respect of Net Sales of a given Product in a given country below the following royalty rates:

                        4.3.4.1 For Therapeutic Products:

                                (a) [*] percent ([*]%) of annual Net Sales of a Therapeutic Product up to [*] dollars ($[*]);

                                (b) [*] percent ([*]%) of annual Net Sales of such Therapeutic Product in excess of [*] dollars ($[*]) up to [*] dollars ($[*]); and

                                (c) [*] percent ([*]%) of Lexicon's annual Net Sales of such Therapeutic Product in excess of [*] dollars ($[*]).

                For purposes of the foregoing, annual Net Sales of a Therapeutic Product shall be calculated as provided in Section 4.3.2.

                        4.3.4.2 For Diagnostic Products, [*] percent ([*]%) of
                annual Net Sales of such Diagnostic Product.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        4.4 Clarification of Payment Obligations. It is understood between Lexicon and Deltagen that:

                4.4.1 Payments made pursuant to Section 4.3 are non-creditable and are nonrefundable. Without limiting the generality of the preceding sentence, there shall be no credit or refund of amounts paid or payable pursuant to Section 4.3 based on the existence of a Valid Reach-Through Claim even if such Valid Reach-Through Claim subsequently is invalidated or otherwise ceases to exist. However, the parties agree that where the existence of a Valid Reach-Through Claim is a requirement for payment under Sections 4.3, no payment obligation shall arise unless and until a Valid Reach-Through Claim exists, and then only with respect to milestones and/or Net Sales occurring after the issuance of such Valid Reach-Through Claim.

                4.4.2 Milestone payments shall be made only once with respect to any given Product, regardless of the number of indications sought (or approvals obtained) for such Product, whether alone or in combination with other products, and regardless of any new dosage strengths, preparations or forms of administration for such Product.

                4.4.3 Milestone payments shall be made only once with respect to Products that inhibit or otherwise modulate the activity of a particular molecular target, regardless of the number of Products developed to inhibit or otherwise modulate the activity of such molecular target. Lexicon shall have no obligation to make milestone payments with respect to milestones achieved with a back-up, replacement or follow-on Product that inhibits or otherwise modulates the activity of the molecular target of a Product for which Lexicon has already made such milestone payments.

        4.5 Certain Notices. Lexicon shall promptly notify Deltagen in writing upon (a) the achievement or occurrence of each milestone, (b) the obtaining of any Health Registration Approval for any Therapeutic Product in any country, and (c) the First Commercial Sale of any Therapeutic Product in any country.

        4.6     Royalty Payments and Reports; and Audit Rights.

                4.6.1 Royalty Payments. All royalty payments due to Deltagen pursuant to Section 4.2.3 shall be paid within [*] days following the end of each calendar quarter in which Net Sales occur for which royalties are payable, and shall be made by wire transfer in immediately available funds to an account designated by Deltagen.

                4.6.2   Royalty Report. All royalty payments due pursuant to
        Section 4.3.2 and/or 4.3.3 shall be accompanied by a report that sets forth for the preceding calendar quarter the following information:

                        (a)     the total royalties due pursuant to Section
                4.3.2 and/or 4.3.3, including the total Net Sales for such period, categorized by country in which such sale or distribution occurred, and a breakdown of the calculation thereof;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                        (b) a breakdown of all deductions applicable to determining Net Sales; and

                        (c) the exchange rate(s) used to determine amounts owing hereunder calculated in accordance with Section 4.7.2.

        If at any time after the first payment is made in a country pursuant to
        Section 4.3.2 or 4.3.3, as applicable, no payments are due to Deltagen for Net Sales in such country for any reporting period, the written report shall so state.

                4.6.3 Audit Rights. Lexicon shall, and shall ensure that its affiliates and (sub)licensees and (sub)distributors shall, keep and maintain accurate records of all Net Sales for a period of at least [*] years for each reporting period during and after the term of this Agreement, in sufficient detail to enable the reports to be provided by Lexicon under Section 4.6.2 to be verified. Deltagen shall have the right, for a period of [*] years after receiving any report pursuant to
        Section 4.6.2 to appoint a nationally recognized, independent certified public accounting firm reasonably acceptable to Lexicon to inspect the relevant records. Lexicon shall, and shall ensure that its affiliates and (sub)licensees and (sub)distributors shall, make its records available for inspection by such independent certified public accounting firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice, for the sole purpose of determining the accuracy and correctness of the royalty reports and payments under this Article 4. Such inspection right shall not be exercised more than [*] in any calendar year. The independent certified public accounting firm shall be subject to obligations of confidentiality and shall disclose to Deltagen only whether or not the records are correct and the specific details concerning, and amounts of, any discrepancies. Deltagen shall bear the cost of any such inspection under this Section; provided that if there is any underpayment of any royalty payment due to Deltagen hereunder by [*] percent ([*]%) or more, the costs of such inspection shall be borne by Lexicon, and such underpayment shall be promptly paid to Deltagen by Lexicon with interest at the rate specified Section 4.6.3.

        4.7     Currency; Exchange Rates; and Interest.

                4.7.1 Currency of Payment. All payments to be made under this Agreement shall be made in U.S. dollars, unless otherwise mutually agreed by the Parties.

                4.7.2 Royalty Exchange Rates. With respect to royalty payments due to Deltagen pursuant to Section 4.3.2 and/or 4.3.3, Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in U.S. Dollars using the noon buying rate as published in the Wall Street Journal for the last day of the calendar quarter for which such payment is being determined.

                4.7.3 Interest. To the extent that payments due under this Agreement are not paid within the specified time period and are not timely, such outstanding sums shall accrue interest from the date due, to be computed for such unpaid amount on the last day

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        of each calendar quarter (accruing quarterly) at the prime rate as published in the Wall Street Journal for the last day of the calendar quarter plus one and a half percent (1.5%) (or the highest interest rate permissible under applicable law, whichever is lower), compounded on an annual basis.

        4.8 Acknowledgment. Without limiting any other terms and conditions set forth in this Agreement, the parties hereby expressly acknowledge and agree that, provided that Lexicon has paid in full all amounts due and otherwise is not in default of any of its obligations under this Agreement, and subject to the applicable provisions of Article 9, nothing contained in this Agreement shall restrict in any way whatsoever Lexicon's use and exploitation for internal research purposes, during and after the term of this Agreement, of all results and materials, information and data derived from its access to the DeltaBase and use of the Knockout Mice Materials and the use of Products in accordance with this Agreement.

        4.9 Mice, Cells and Progeny. All mice, cells and their progeny (e.g., if produced by transgenic or other back-breeding or cross-breeding, or in the case of cells, by differentiation studies, by Lexicon of any of the Knockout Mice Materials or their progeny or materials derived therefrom or derivatives thereof) that are produced or otherwise derived by Lexicon and that contain in their genome a Mutated Gene shall be subject to all of the restrictions and provisions of this Agreement applicable to the Knockout Mice Materials obtained directly from Deltagen, including any tissues, cells, materials or progeny derived therefrom.

                                    ARTICLE 5
                         USE OF KNOCKOUT MICE MATERIALS

        5.1     Transfer to Lexicon of Frozen Sperm, Knockout Mice and ES Cell
Lines.

                5.1.1 Notice and Access to Knockout Mice Materials. If during the period that commences on the date on which Lexicon first receives a Phenotype Set containing DeltaBase Information relating to specified Knockout Mice Materials and ending on the [*] anniversary of the date of such receipt, Lexicon provides written notice to Deltagen of its desire to access and use such Knockout Mice, Deltagen shall transfer to Lexicon, [*] of such Knockout Mice as set forth below. The use of Knockout Mice obtained by Lexicon pursuant to this Section shall be subject to all the terms and conditions of this Agreement.

                5.1.2 Frozen Sperm. During the applicable Knockout Mice Material Access Term for a line of Knockout Mice, Lexicon may request frozen sperm of such line Knockout Mouse (the "Frozen Sperm") in lieu of or in addition to live Knockout Mice in its notice pursuant to Section 5.1.1; provided, however, the parties shall negotiate, reasonably and in good faith, the quantity, time schedule and amount to be paid for the delivery of Frozen Sperm, which shall in any event be no less favorable than the rates Deltagen generally makes available to its subscribers for comparable services. Once such terms are mutually agreed, Deltagen will send a confirming written notice to Lexicon. The use of any Frozen Sperm maintained or obtained by Lexicon pursuant to this Section shall be subject to all the terms and conditions of this Agreement.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                5.1.3 ES Cell Lines. If during the applicable Knockout Mice Material Access Term for an ES Cell Line, Lexicon provides written notice to Deltagen of its desire to access and use such ES Cell Line, Deltagen shall transfer to Lexicon a vial containing not less than [*] and up to [*] cells from such ES Cell Line within [*] days after receiving such notice from Lexicon. The use of the ES Cell lines maintained or obtained by Lexicon pursuant to the preceding sentence shall be subject to all the terms and conditions of this Agreement.

        5.2 Use. Lexicon shall use the Knockout Mice Materials solely for Lexicon's internal research purposes for the sole benefit of Lexicon (and for the benefit of its Corporate Partners, to the extent expressly permitted herein) in accordance with all the terms and conditions of this Agreement.

        5.3     Transfer Fees.

                5.3.1 In partial consideration of Deltagen's resources and efforts expended in connection with the transfer to Lexicon of the Frozen Sperm, Knockout Mice or ES Cell Lines under Section 5.1 above, Lexicon shall pay to Deltagen the following amounts at the times set forth herein:

        For Lexicon's access to a line of        If Lexicon provides
        Knockout Mice and the corresponding      notice to Deltagen under
        ES Cell Line                             Section 5.1.1 within [*]
                                                 months of Deltagen's
                                                 delivery to Lexicon of a
                                                 Phenotype Set
                                                 corresponding to the
                                                 line of Knockout Mice or
                                                 ES Cell Line requested,
                                                 a fee of [*] ($[*])
                                                 dollars shall be due and
                                                 payable within [*] days
                                                 after receipt of
                                                 Deltagen's invoice for
                                                 such materials. If
                                                 notice is received after
                                                 [*] months and prior to
                                                 [*] months after
                                                 delivery of such
                                                 Phenotype Set, a fee of
                                                 [*] dollars ($[*]) shall
                                                 be due and payable
                                                 within [*] days after
                                                 receipt of Deltagen's
                                                 invoice for such
                                                 materials. Invoices
                                                 shall be sent upon
                                                 shipment to Lexicon of
                                                 the requested Knockout
                                                 Mice or ES Cell Line.

        For Lexicon's access to Frozen Sperm     As mutually agreed pursuant to
        for a requested line of Knockout Mice    Section 5.1.2
        pursuant to Section 5.1.2

                5.3.2 Non-Creditable and Non-Refundable. Payments made pursuant to this Section 5.3 are non-creditable and are non-refundable, and are in addition to any

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        applicable payment due to Deltagen under Section 4.2, notwithstanding that such payments may relate to the same Target Gene, Knockout Mouse and/or Product.

        5.4 Certain Restrictions. The transfer of the Knockout Mice Materials to Lexicon is made expressly subject to the following terms and conditions:

                5.4.1 Lexicon Control. Except as expressly allowed by this Agreement, all Knockout Mice Materials and their progeny and materials, data and information derived therefrom shall remain in the sole control of Lexicon and Lexicon shall not (and shall not attempt or purport to) transfer such Knockout Mice Materials or progeny or materials, data and information derived therefrom to any Third Party except to Contract Parties and, as expressly permitted herein with respect to Derivative Works, to Corporate Partners.

                5.4.2 No Reverse Engineering. Lexicon shall not, directly or indirectly, use or attempt to use the Knockout Mice Materials, or any materials, information or data derived therefrom or from DeltaBase to reverse-engineer or perform any genetic manipulation on the Knockout Mice Materials other than by way of natural breeding. For the avoidance of doubt, Lexicon shall have the right to conduct differentiation studies on the ES Cell Lines.

                5.4.3 No Assignment or Sale. Lexicon shall not (and shall not attempt or purport to) assign, sell, have sold, lease, offer to sell or lease, distribute, license, sublicense or otherwise transfer title or interest in or to the Knockout Mice Materials and/or their progeny.

                                    ARTICLE 6
                                 CONFIDENTIALITY

        6.1 Confidential Information. During the Subscription Term, and for a period of [*] years following the expiration or earlier termination thereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, clinical investigators, contractors, agents, distributors, Corporate Partners or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, then prior to such authorized disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

        6.2     Terms of this Agreement. Except as otherwise provided in Section
6.1 above, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        6.3 Permitted Disclosures. The confidentiality obligations contained in this Article 6 shall not apply to: (a) the extent that the receiving party (the "Recipient") is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof. Promptly upon their execution of this Agreement, the parties will issue the joint press release in the form attached as Exhibit F. Otherwise, neither party shall make any public announcement concerning this Agreement or the subject matter hereof, except as required by applicable law or regulation, without first submitting a copy of the proposed announcement to the other party for review and obtaining their consent thereto (such consent not to be unreasonably withheld or delayed).

        6.4 Publication. Lexicon may publish or present data and/or results generated by Lexicon or its Corporate Partners utilizing Deltagen Proprietary Information and/or Knockout Mice Materials, subject to the prior review of the proposed disclosure by Deltagen solely to determine (i) whether the proposed disclosure contains Confidential Information of Deltagen or (ii) whether information contained in the proposed disclosure should be the subject of a patent application to be filed by Deltagen prior to such disclosure. Lexicon shall provide Deltagen with the opportunity to review any proposed abstract, manuscript or presentation which discloses the results of research conducted utilizing the Deltagen Proprietary Information and/or Knockout Mice Materials by delivering a copy thereof to Deltagen no less than [*] days before its intended submission for publication or presentation. Deltagen shall have [*] days from its receipt of any such abstract, manuscript or presentation in which to notify Lexicon in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of Deltagen. In the event Deltagen objects to the disclosure, Lexicon agrees not to submit the publication or abstract or make the presentation containing the objected-to information until Deltagen is given a reasonable additional period of time (not to exceed an additional [*] days) to seek patent protection for any material in the disclosure which Deltagen believes is patentable (subject, in all events, to Section 10.1) or, in the case of Confidential Information, to allow Lexicon to delete any Confidential Information of Deltagen from the proposed disclosure. Lexicon agrees to delete from the proposed disclosure any Confidential Information of Deltagen upon request.

                                    ARTICLE 7
                                 INDEMNIFICATION

        7.1     Indemnity.

                7.1.1 Deltagen Indemnity. Lexicon shall indemnify and hold Deltagen and its Affiliates and each of their agents, directors, officers, employees, consultants harmless, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) a material breach of any representation, warranty or covenant of Lexicon under this Agreement, (b) the use of the DeltaBase, Knockout Mice Materials, or any tissues, cells, materials or progeny or other

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        animals, materials, information or data derived therefrom by or for Lexicon, (c) the development, manufacture, possession, distribution, use, testing, sale or other disposition of any Product (without regard to culpable conduct), or (d) the gross negligence or willful misconduct of Lexicon in the performance of its obligations, and its permitted activities, under this Agreement.

                7.1.2 Lexicon Indemnity. Deltagen shall indemnify and hold Lexicon and its Affiliates and each of their agents, directors, officers, employees, consultants harmless, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (a) a material breach of any representation, warranty or covenant of Deltagen under this Agreement, or (b) the gross negligence or willful misconduct of Deltagen in the performance of its obligations to be performed under this Agreement.

        7.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 7 shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other indemnitor similarly notified, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 7 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indernnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indernnitee otherwise than under this Article
7. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 7.

        7.3 Insurance. Each party shall maintain with a reputable insurance company such comprehensive general liability insurance coverage with respect to their respective obligations and liabilities under this Agreement as it determines reasonable and appropriate for its respective business and activities.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    ARTICLE 8
                                   TERMINATION

        8.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire, unless terminated earlier pursuant to this Article 8, and the licenses granted by Deltagen to Lexicon hereunder shall become fully paid, upon the later of (i) [*] years from the Effective Date or (ii) the expiration or earlier termination of the last-to-expire Valid Claim licensed hereunder. This Agreement in so far as it relates to Deltagen's obligations to supply to Lexicon Knockout Mice Materials, shall expire on the expiry of the relevant Knockout Mice Access Term.

        8.2 Termination for Cause. Subject to Sections 8.4 and 8.5, upon the material breach or default under this Agreement, the Settlement Agreement or the Sublicense Agreement by a party, the party not in default shall have the right to terminate this Agreement, effective on [*] days' written notice, unless the breaching party shall have cured such material breach or default prior to the expiration of such [*] day period.

        8.3     Effect of Expiration and Termination.

                8.3.1 Termination or expiration of this Agreement shall not relieve either party hereto from any obligation to make payment or other liability accruing prior to such termination or expiration, nor preclude either party from pursuing any rights and remedies it may have hereunder in law or equity which accrued or are based upon any event occurring prior to such termination or expiration.

                8.3.2 Upon termination of this Agreement by Deltagen pursuant to Section 8.2, (a) all rights and licenses granted by Deltagen to Lexicon pursuant to Sections 4.1 and 4.2 shall immediately and automatically terminate with respect to any Deltagen Proprietary Information, Knockout Mice Materials (and any tissues, cells, materials or progeny derived therefrom) or Products to which the breach or default giving rise to such termination directly relate; and (b) Lexicon shall
        (i) immediately discontinue all access to and use of the DeltaBase; (ii) purge or destroy the DeltaBase from all computers (and other systems) within its possession or control; (iii) return to Deltagen or destroy any Deltagen Proprietary Information or Knockout Mice Materials (and any tissues, cells, materials or progeny derived therefrom) to which the breach or default giving rise to such termination directly relates; and
        (iv) provide an express written certification by a authorized responsible officer of Lexicon that items (i) through (iii) above have been fully complied with within thirty (30) days after the date of such termination. Notwithstanding such termination, the rights and licenses granted by Deltagen to Lexicon pursuant to Section 4.1 and 4.2 will continue on the terms and conditions set forth in this Agreement (including those regarding payment of milestone payments and royalties) with respect to all Deltagen Proprietary Information, Knockout Mice Materials (and any tissues, cells, materials or progeny derived therefrom) and Products other than the Deltagen Proprietary Information, Knockout Mice Materials (and any tissues, cells, materials or progeny derived therefrom) or Products to which the breach or default giving rise to such termination directly relate, provided that Lexicon's rights with respect to

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        DeltaBase and Knockout Mice Materials shall be limited to DeltaBase and Knockout Mice Materials received by Lexicon through the date of such termination.

                8.3.3 Upon any termination by Lexicon pursuant to Section 8.2, all rights and licenses granted by Deltagen to Lexicon pursuant to
        Section 4.1 and 4.2 will continue on the terms and conditions set forth in this Agreement (including those regarding payment of milestone payments and royalties), provided that Lexicon's rights with respect to DeltaBase and Knockout Mice Materials shall be limited to DeltaBase and Knockout Mice Materials received by Lexicon through the date of such termination.

        8.4 Controversies and Claims. If any controversy or claim should arise under this Agreement, the party claiming the controversy shall promptly notify the other party and the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Lexicon and an individual designated by the Chief Executive Officer (or the equivalent position) of Deltagen (the "Representatives"), who will attempt in good faith to resolve such controversy or claim promptly by a meeting and negotiations after receipt of notice of such controversy or claim by the other party. If the matter has not been resolved within [*] days of the first meeting of the Representatives (which period may be extended by mutual agreement) concerning such matter, such matter shall be resolved by binding arbitration in accordance with Section 8.3.

        8.5 Arbitration. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement that are not resolved by the parties under Section 8.4 shall be resolved by final and binding arbitration in [*] under the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement or to award punitive damages. Any award rendered in such arbitration may be enforced by either party in any court of competent jurisdiction.

        8.6 No Waiver. Notwithstanding the foregoing, nothing in this Section shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

        8.7 Survival. The provisions of Articles 1, 4, 6, 7, 8, 9, and 11 and Sections 2.6, 2.7, 2.8, 3.3, 3.4, 5.2, 5.4, 10.1, 10.4 and 10.5, and to the
extent applicable, all provisions regarding payment due hereunder shall survive any expiration or termination of this Agreement. In addition, except as and to the extent provided in Section 8.3.2 or the other provisions of this Article 8, the rights and licenses granted by Deltagen to Lexicon under Sections 4.1 and 4.2, and the provisions of Sections 10.2 and 10.3, shall survive any expiration or termination of this Agreement, provided that Lexicon complies with the terms and conditions set forth in this Agreement (including those regarding payment of milestone payments and royalties) with respect thereto.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    ARTICLE 9
                                  MISCELLANEOUS

        9.1 Compliance with Law. Lexicon shall be responsible for compliance with all applicable product safety, product testing, product labeling, package marking, and product advertising and all other laws and regulations with respect to its activities and obligations hereunder and with respect to its own products (including Products). Further, Lexicon shall comply with the laws and regulations of the United States and any other relevant nation concerning any export or transfer of technology, services or products.

        9.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing and shall be delivered in person or by DHL or Federal Express (or other courier service requiring signature upon receipt), or sent by first class mail, postage prepaid and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee. Notices shall be effective upon receipt by the addressee.

          If to Deltagen:   Deltagen, Inc.
                            740 Bay Road
                            Redwood City, CA 94063-2469

                            U.S.A.
                            Attention: President

                            With a copy to: General Counsel, at the same address

          If to Lexicon:    Lexicon Genetics Incorporated
                            4000 Research Forest Drive
                            The Woodlands, TX. 77381
                            Attention: President

                           With a copy to:  General Counsel, at the same address

        9.3 Assignment. Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee or successor shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 93 shall be void.

        9.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        9.5 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

        9.6 Headings; Interpretation. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. In this Agreement, the singular shall include the plural and vice versa and the word "including" shall be deemed to be followed by the phrase "without limitation."

        9.7 Independent Contractors. Each party hereby acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

        9.8 Waiver. The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

        9.9 Force Majeure. A party shall neither be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any obligation under this Agreement (other than an obligation for the payment of money) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

        9.10 Other Activities. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall preclude either party from conducting other programs (either for its own benefit or with or for the benefit of any other Person) to conduct research, or to develop or commercialize products or services, for use in any field.

        9.11 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, SAVINGS OR REVENUE, OR THE CLAIMS OF THIRD PARTIES, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LIABILITY OR LOSS, HOWSOEVER CAUSED, AND ON ANY THEORY OF LIABILITY, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

        9.12 Joint and Several Liability. Lexicon and its Affiliates shall be jointly and severally liable for all of their respective obligations and liabilities under this Agreement.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

        9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                   ARTICLE 10
                              INTELLECTUAL PROPERTY

        10.1    Ownership of Intellectual Property Rights.

                10.1.1 Certain Deltagen Retained Rights; and Deltagen Derivative Works. With the exception of the rights and licenses granted to Lexicon pursuant to Section 4.1, and subject to Section 10.1.2, Deltagen shall solely own and retain all rights, title and interests and all intellectual property and intellectual property rights in and to Deltagen Patent Rights, DeltaBase, Knockout Mice Materials, together with all Derivative Works thereof and all results, modifications and inventions thereto or arising therefrom made or derived by or on behalf of Deltagen.

                10.1.2 Lexicon Derivative Works. Subject to the prior rights of Deltagen under Section 10.1.1 and any of Deltagen's other intellectual property and intellectual property rights (including any rights it may have in Derivative Works as noted in Section 10.1.4), Lexicon shall solely own and retain all right, title and interests in and to any Derivative Works and all results, modifications and inventions made by or on behalf of Lexicon arising from its access to the Deltagen Proprietary Information and/or research using any Knockout Mice Materials in accordance with this Agreement, including, without limitation, any genes not included in any Deltagen Proprietary Information provided hereunder and any Products that may arise from such research.

                10.1.3 Joint Derivative Works. Subject to the prior rights of Deltagen under Section 10.1.1 and any of Deltagen's other intellectual property and intellectual property rights (including any rights it may have in Derivative Works as noted in Section 10.1.4), the parties shall jointly own any Derivative Works and results, inventions and modifications that (a) are co-invented (in the case of patentable subject matter), jointly or co-authored (in the case of copyrightable material) and/or jointly or co-developed/created (in the case of trade secrets), in each case as determined under applicable law, and (b) arise from Lexicon's access to and use of the Deltagen Proprietary Information and/or research using Knockout Mice Materials.

                10.1.4 Rights in Underlying Work. Lexicon's sole or joint ownership rights in any Derivative Works and results, modifications and inventions described in Sections 10.1.2 or 10.1.3 shall not affect Deltagen's or a third party's ownership of and prior rights in the underlying work from or on which such Derivative Work or results, modifications and inventions is derived.

        10.2 Infringements. In the event that Lexicon becomes aware of a product or activity which it believes to infringe a Valid Claim of the Deltagen Patent Rights, it shall not have any duty of investigation but shall promptly advise Deltagen of all relevant facts and circumstances known to it in connection with such infringement. Deltagen shall (subject to any Third Party

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obligations with respect to confidentiality) keep Lexicon reasonably informed during the Subscription Term (and while any licenses granted pursuant to Section
4.1 remain in effect) of (a) any arbitration, mediation and/or litigation that has actually been commenced against Deltagen, and (b) all infringements, claims, judgments or settlements against or owed by Deltagen, or any claims or arbitration, mediation and/or litigation threatened in writing or pending, known to Deltagen, in each case that Deltagen believes, in good faith, may materially affect the rights and licenses granted Lexicon by this Agreement.

        10.3 Patent Prosecution. Deltagen shall at its sole discretion and expense, have the sole right (but not the obligation) to prosecute, maintain, abandon and enforce any and all of the Deltagen Patent Rights as and to the extent solely Deltagen determines appropriate. Upon reasonable request, Deltagen shall advise Lexicon of the status or issuance of a Valid Claim where Lexicon would reasonably be required to be notified of such status or issuance to determine its royalty payment obligations to Deltagen hereunder.

        10.4 Non-Blocking Rights. Lexicon shall not assert or enforce against Deltagen, its Affiliates, and/or any Reciprocal Rightsgivers (as defined below) any claims of an issued patent arising from the use by Lexicon of (a) any Knockout Mice Materials provided to Lexicon hereunder (and/or any tissues, cells, or materials or progeny derived therefrom), or (b) DeltaBase Information, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from Lexicon, prevent Deltagen, its Affiliates and/or Reciprocal Rightsgivers from using, for research purposes only (including, without limitation, research directed toward the discovery, identification, selection, or characterization of human therapeutic and diagnostic products) such Knockout Mice Materials (and/or any tissues, cells., materials or progeny derived therefrom) or DeltaBase Information. "Reciprocal Rightsgiver" shall mean a Third Party subscriber to all or any part of DeltaBase which has agreed, in writing, to terms and conditions concerning the subject matter of this Section
10.4 that are at least as advantageous to Lexicon as the terms and conditions under this Section 10.4 are to such Third Party; provided, however, that unless a Third Party subscriber to all or any part of DeltaBase is already a Reciprocal Rightsgiver at the time the very first patent application covering the issued patent in question is published in any country or jurisdiction, such Third Party licensee shall not have any rights under this Section 10.4 with respect to such issued patent.

        10.5 No Implied Licenses. Notwithstanding anything to the contrary in this Agreement, (a) Deltagen retains all of its right, title and interest in and to the Deltagen Patent Rights, the Deltagen Proprietary Information, the Excluded Patent Rights, the Knockout Mice Materials and all other intellectual property rights of Deltagen, (b) the grants or licenses of rights to Lexicon shall be limited to those expressly set forth in this Agreement, and (c) no grants or licenses of rights to Lexicon or any Third Party shall be implied. Lexicon hereby acknowledges and agrees that it may have to obtain licenses from other Persons in connection with Lexicon's exercise of its rights and licenses granted under Section 4.1 (including, if Lexicon's activities are outside of the scope of the license granted under Section 4.1, from Deltagen) and that it is solely liable and responsible for obtaining (or for the failure to obtain) any such license, including in connection with the use of the Knockout Mice Materials and development and commercialization of any Products.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                   ARTICLE 11
                                 WITHHOLDING TAX

        11.1 Payment Without Deduction. All payments due under this Agreement will be made in full without deduction for or on account of any present or future taxes or duties of whatever nature that may be imposed, except as provided in Section 11.2.

        11.2 Withholding Taxes. Lexicon may deduct withholding taxes from amounts otherwise due hereunder if and as compelled by applicable law and shall remit the amount withheld to the appropriate taxing authorities on Deltagen's behalf and the remainder to Deltagen. Lexicon will provide Deltagen, with a written receipt or a tax deduction certificate

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from the tax authority for all taxes so withheld. Lexicon will cooperate with Deltagen in obtaining exemption from such withholding and in minimizing or avoiding any such tax withholding requirement, as available under applicable law.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                     DELTAGEN, INC.

                                     By:
                                        ----------------------------------------

                                     Title:
                                           -------------------------------------

                                     LEXICON GENETICS INCORPORATED

                                     By:
                                        ----------------------------------------

                                     Title:
                                           -------------------------------------

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT A

                              Deltabase Access Plan

1.      General Access

        a. At a time and date mutually acceptable to Deltagen and Lexicon (but in no event more than [*] days following the Effective
                Date), Deltagen shall provide Lexicon with on-line access to DeltaBase.

        b.      Lexicon shall designate one or more public Internet protocol
                (IP) addresses from which Lexicon shall access DeltaBase. Lexicon shall provide evidence of registered ownership of the provided IP addresses either directly or via an Internet service provider (ISP) that is providing public IP addresses for Lexicon.

        c. Lexicon shall access DeltaBase through one or more servers in secure locations at the Principal Site; provided, however, Lexicon shall be entitled to access DeltaBase remotely from computers which are part of a Lexicon intranet system.

        d. Lexicon shall be required to obtain at the Primary Site, the hardware and software (and software licenses) set forth in the Required Configuration on Exhibit B.

        e. DeltaBase may only be accessed, viewed, used or disclosed according to the terms and conditions of this Agreement.

2.      DeltaBase Access-Time and Performance

        a. The DeltaBase access-time and performance will vary depending on the following many factors, included but not limited to the following:

                i.      The number of simultaneous users;

                ii. The nature and complexity of the requests to DeltaBase (e.g., some requests require more computer processing than others);

                iii. The rate at which users are malting queries to DeltaBase; and

                iv.     Lexicon's Internet access speed.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT B

                   Required Third Party Software and Hardware

DeltaBase may be accessed from the hardware and software configuration described under Client Requirements below.

        CLIENT REQUIREMENTS:

        [*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT C

                            Training and Support Plan

The following information in this Section 1 applies to Deltagen's support and training for DeltaBase at the Primary Site.

With respect to support of DeltaBase at the Primary Site:

        Lexicon is responsible for obtaining and providing all equipment, hardware and software set forth in the Required Configuration under Exhibit B above.

        Deltagen shall designate one contact person at Deltagen to be the primary contact for interfacing and assisting Lexicon on issues with respect to DeltaBase and its operation and Lexicon's contact personnel (below) shall communicate DeltaBase comments, requests and questions to the Deltagen contact person. Such Deltagen contact person shall be the primary Deltagen interface for DeltaBase support.

        Lexicon shall designate one person as the technical point of contact to assist and interface with Deltagen regarding access, technical computer issues and support. Lexicon shall designate one person as the scientific point of contact to assist and interface with Deltagen on scientific support issues. Such technical and scientific contacts shall be the primary contacts and shall interface with Deltagen with respect to the operation of DeltaBase. Lexicon shall provide Deltagen with the names of such contacts and shall promptly notify Deltagen of any changes with respect to such contacts.

        The use of DeltaBase may require the modification, upgrading or revisions of various system level components (e.g., manufacturer provided upgrades and patches to Windows NT, etc.). Lexicon shall be responsible for obtaining any required software licenses thereto.

SUPPORT

        In the event that DeltaBase fails to perform according to specifications due to the fault of Deltagen (but excluding any failure of the DeltaBase Information to conform to the DeltaBase Deliverables), Lexicon shall promptly notify the Deltagen contact person, providing a reasonably detailed description of the problem and Deltagen shall promptly acknowledge receipt of the report of the problem to the Lexicon contact person. Deltagen shall duplicate and locate such problem and Deltagen will use its commercially reasonable efforts to correct the problem after notification by Lexicon. During the Subscription Term, Deltagen will provide Lexicon up to [*] hours per week per year of DeltaBase support assistance by telephone with Deltagen's designated contact person for DeltaBase (or other party designated by Deltagen) during Deltagen's normal business hours.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TRAINING

        Deltagen will provide [*] days of on-site training by two Deltagen employees at the Primary Site in the use and operation of DeltaBase.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT D

                             Deltabase Deliverables

DeltaBase Overview

The information set forth below in this Exhibit D shall govern the DeltaBase Deliverables under the Collaboration Agreement. This Exhibit may be amended, from time to time, as agreed to by other third party subscribers to DeltaBase. Deltagen reserves the right to modify DeltaBase and the DeltaBase Deliverables anytime without prior notice.

[*]

VETERINARY HEALTH CERTIFICATE

Each shipment of mice shall be accompanied by a Veterinary Health Certificate stating that.

        . The mice are free, to the best of Deltagen's knowledge, of any pathogen hazardous to human health including LCMV and Hantavirus
        . The mice show no clinical signs of infection or contagious disease on examination and are fit for travel
        . Health quality assurance programs include: Vendor screening, Quarantine, Rederivation and off-site quarantine of mice from non-vendor sources, Environmental Monitoring and Sentinel Program (which consists of transferring dirty bedding from each cage within a section to a sentinel cage)
        . A serum sample from mice within each sentinel cage is collected monthly and submitted to UM RADIL for comprehensive serology (information on the specific diagnostic profiles can be obtained at www.radil.missouri.edu)
        . Every six months sentinels are submitted to UM RADIL for a Comprehensive Plus Profile

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT E

                          Agreed Form of Press Release

The parties agree that a suitable and mutually agreed upon form of written press release shall be issued by Deltagen or Lexicon as soon as possible after execution of this Collaboration Agreement.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.